Exhibit 10.16 — Separation and Release Agreement, dated December 9, 2021, among First Financial Corporation, First Financial Bank, N.A. and Karen L. Stinson-Milienu

SEPARATION AND RELEASE AGREEMENT
This SEPARATION AND RELEASE AGREEMENT (“Agreement”), is entered into by and among Karen L. Stinson-Milienu (“Milienu”), First Financial Corporation (“FFC”), an Indiana financial holding company, located in Terre Haute, Indiana, and its subsidiary, First Financial Bank, N.A., (the “Bank”), a national banking association (FFC and the Bank are collectively “First Financial”) to be effective as of the Effective Date set forth in Section 3. Milienu, the Bank, and FFC are sometimes referenced individually as a “party” or collectively as the “parties.”

WHEREAS, Milienu was employed by the Bank as Senior Vice President and Chief Branch Banking Officer;

WHEREAS, the parties previously executed an Employment Agreement, effective July 1, 2021 (the “Employment Agreement”);

WHEREAS, Milienu retired effective November 12, 2021;

WHEREAS, Milienu reaffirms and acknowledges that the obligations and covenants in Section 6 of the Employment Agreement survive and continue beyond the termination of her employment and are not in any way affected by this Agreement;

WHEREAS, First Financial desires to offer Milienu severance pay in exchange for Milienu executing this Agreement, including the release of any and all claims, complaints or issues that have been raised or could have been raised by Milienu against First Financial arising out of, or in any way related to, her employment with the Bank; and

NOW, THEREFORE, the parties incorporate the above recitals, and in consideration of these mutual promises, covenants and agreements made herein, the acts to be done hereunder by each party, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Consideration. In exchange for the promises of Milienu contained in this Agreement, and provided Milienu signs this Agreement and does not exercise her right to revoke the Agreement as set forth in Section 3, Milienu will receive severance pay from First Financial in the gross amount of Two Hundred Thousand Dollars ($200,000.00), less all applicable tax withholdings required by federal and state law (the “Severance Payment”). First Financial shall make the Severance Payment in a lump sum payment via direct deposit on the first normal payroll in January 2022. An Internal Revenue Service Form W-2 shall be issued to Milienu for the Severance Payment. Milienu acknowledges and agrees that all other wages and other compensation due to her, including any applicable accrued but unused paid time off, has been paid as of the Effective Date of this Agreement. Milienu shall not have any right to pledge, assign, or in any way create a lien upon the Severance Payment. The Severance Payment is not assignable in anticipation of payment, either by voluntary or involuntary acts, or by operation of law. Milienu understands that she will not receive the Severance Payment until and unless she signs this Agreement and has not revoked the Agreement in accordance the revocation rights set forth in Section 3. Except for the legally required withholdings and payroll deductions from the Severance Payment, Milienu agrees that she is responsible for paying all taxes that may be owed by her on any amounts paid under this Agreement, and Milienu agrees to indemnify First Financial from any and all liability, including, but not limited to, taxes, penalties, interest and attorneys’ fees, if it is determined by a state or federal agency or court that tax liability arises from the Severance Payment paid to Milienu, or on her behalf, under this Agreement.
2. Release of Liability. Subject to the carve-out provision below, Milienu, for herself and on behalf of her spouse, heirs, personal representatives, executors, administrators, agents, and assigns, and for any partnerships, corporations, sole proprietorships or other entities owned or controlled by Milienu, hereby forever and fully releases, acquits, and discharges FFC, the Bank, and any other Affiliate (defined below), and each of its and their past, present and future, subsidiaries, parents, affiliates, divisions, officers, directors, members, managers, agents, representatives, employees, attorneys, insurers, successors and assigns (collectively referred to as the “Released Parties”) of and from any and all claims, actions, suits, debts, expenses, accounts, covenants, contracts, agreements, promises, obligations, warranties, trespasses, torts, injuries, losses, damages, attorneys’ fees, court costs, demands or other liability or relief of any nature whatsoever arising prior to the execution of this Agreement, whether known or unknown, foreseen or unforeseen, fixed or contingent, brought at law, in equity, or before any administrative agency or department, which have or could be asserted against any of the Released Parties arising out of or related to Milienu’s employment with the Bank, the Employment Agreement, the Amended and Restated 2011 Omnibus Equity Incentive Plan (“Plan”) and any awards thereunder, her termination of employment, and/or any other occurrence up to and including the Effective Date of this Agreement. No rights or claims arising after the Effective Date of this Agreement are waived. For purposes of this Agreement, “Affiliates” or “Affiliate” shall mean an entity which controls, is controlled by, or is under common control with the Bank and/or FFC. Notwithstanding anything to the contrary herein, this release does not affect any right Milienu has to receive payments of the vested portion of the cash value of her long term incentive plan accounts under the FFC 2001 and 2005 long term incentive plans currently in payout status, pursuant to the terms of those plans.

This release provision includes, except as specifically excluded hereinbelow, those claims arising under The Civil Rights Act of 1866, 42 U.S.C. §1981; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. §2000e, et. seq.; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Americans with Disabilities Act, as amended; the Family and Medical Leave Act; the Indiana Wage Payment and Indiana Wage Claims Acts; the Indiana Civil Rights Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act, except to the extent unrelated to Milienu’s separation from employment to enforce her right to vested benefits; any federal or state or local employment statutes or ordinances including but not limited to the U.S. Bankruptcy Code, and/or; any common law theory of contract or tort and any and all claims which could have been alleged or pleaded in any litigation or other legal proceeding between Milienu and First Financial by reason of, arising out of or in any way relating to her employment by the Bank or the termination of her employment.

Milienu understands that nothing in this Agreement prohibits or limits her from filing a charge or complaint with any federal, state, or local governmental agency, regulatory body, or commission (“Government Agencies” or “Government Agency”). Milienu further understands that this Agreement does not prohibit or limit Milienu’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing information, without notice to First Financial. This Agreement does not limit Milienu’s right to receive financial incentive for information provided to any Government Agencies; however, it is understood and agreed by Milienu that she shall not seek or receive or be entitled to reinstatement and/or any monetary damages (including compensatory and/or punitive damages) that may result from the filing of a charge or complaint with a Government Agency, as this Agreement extinguishes Milienu’s right to recover or receive reinstatement and/or monetary damages as a result of any such charge or complaint. Milienu understands that First Financial expressly denies any liability to her.

3. Notice of Rights, Review Period, Revocation and Effective Date. Milienu understands and agrees that because she is age 40 or older, she is covered by the provisions of the ADEA and OWBPA. Accordingly, Milienu acknowledges that she has been advised to seek legal counsel before signing this Agreement. Milienu further acknowledges that she was also advised that she has a period of twenty-one (21) days from date of receipt of this Agreement in which to review and execute this Agreement (“Review Period”). Milienu’s signature shall constitute and be considered a waiver of any days remaining in the Review Period. Milienu was also advised that, after executing the Agreement, Milienu has an additional seven (7) days within which to revoke this Agreement (the “Revocation Period”). Any such revocation shall be in writing and sent either by hand-delivery or overnight delivery service for delivery by 5:00 P.M. (EST) on or before the seventh day after signing the Agreement to Attn: Brenda Bonine, Vice President, Human Resources Director, First Financial Bank, 1401 South Third Street, Terre Haute, Indiana 47802. This Agreement becomes final and binding upon the parties on the eighth day after Milienu signs the Agreement, provided that she does not timely revoke the Agreement (“Effective Date”). If Milienu does not execute this Agreement and return the executed Agreement to First Financial within the Review Period, or if she timely revokes the Agreement, then the offer of severance is deemed withdrawn and Milienu’s termination shall be considered a termination with “Just Cause” (as defined in the Employment Agreement).

4. Non-Disparagement. Milienu agrees that she will not make any disparaging statements, whether verbally or in writing, about First Financial or any Affiliate, or its or their business, services, owners, officers, directors, employees, or any dealings of any kind between Milienu and First Financial, to any other person or entity. Furthermore, Milienu agrees that she will not make any oral or written statements or remarks that disparage or may damage customers, vendors, or suppliers, which First Financial or any Affiliate did business with or had contractual dealings with during the course of Milienu’s employment with the Bank, including any of their directors, officers, employees, owners and executives, or otherwise take any action which could reasonably be expected to adversely affect the personal, professional or business reputation of those entities or persons. For purposes of this Agreement, “disparage” or “disparaging” shall mean any negative, false, or misleading statement, whether written or oral, about those entities or persons, its or their work product, or business operations.

5. Entire Agreement/Reaffirmation. This Agreement, including the introductory recitals, contains the entire and final understanding and agreement between the parties with respect to the subject matter hereof. This Agreement fully supersedes any and all prior agreements or understandings whether written or oral between the parties as to the subject matter hereof. The Employment Agreement is terminated except for the obligations and covenants in Section 6, which survive termination. Milienu reaffirms her obligations and covenants in Section 6 of the Employment Agreement, which remain in full force and effect. In the event of any conflict between the Employment Agreement and this Agreement, the terms of this Agreement shall control.

6. Modification, Waiver or Discharge. This Agreement may not be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by Milienu and duly authorized officers of the Bank and FFC. No waiver by either party to this Agreement at any time of any breach by the other party or of compliance with any condition or provision of this Agreement to be performed by such other such party shall be deemed a waiver of any other provision or condition of this Agreement at the same time or any prior or subsequent time. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived. The failure or delay of any party to insist in any one or more instances upon such performance of any of the provisions of this Agreement, or to pursue her or its rights under this Agreement, shall not be construed as a waiver of any such provisions or relinquishment of any rights under this Agreement, or affect either the validity of the Agreement or any part of the Agreement, or the right to enforce each and every provision of the Agreement in accordance with its terms. No single or partial exercise of any right or remedy by any party shall preclude any other or further exercise thereof or the exercise of any other right or remedy.
7. Severability. Each of the provisions of this Agreement is distinct and severable. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, for any reason, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected.
8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute the same instrument. The parties agree that signatures transmitted by facsimile or other electronic means are acceptable the same as original signatures for execution of this Agreement.

9. Governing Law/Venue/Jurisdiction. The laws of the State of Indiana shall govern the validity, interpretation, construction, performance and enforcement of this Agreement regardless of where the parties to this Agreement reside. The parties agree that any action, proceeding, litigation or claims related to or arising out of this Agreement shall be brought and tried in either state court located in Vigo County, Indiana, or federal court in the Southern District of Indiana, Terre Haute Division, as appropriate. In this regard, the parties hereby: (a) agree that venue shall be in such courts; (b) irrevocably consent to service of process and to the jurisdiction and venue of such courts; and (c) irrevocably waive any claim of inconvenient forum if any such suit, claim, proceeding, litigation, dispute, or claim has been brought, filed, or made in any such court.

10. Section Headings. Section headings are inserted in this Agreement for convenience only and shall not affect any construction or interpretation of this Agreement.

11. Understanding of Agreement. Milienu represents that she has carefully read this Agreement, fully understands each and every provision of this Agreement; and has voluntarily, of her own free will, executed this Agreement. Milienu acknowledges that in consideration of accepting the payments provided herein, she is releasing certain legal claims. Milienu has been affirmatively advised to seek legal counsel of her own choice before signing the Agreement. Milienu acknowledges that the Agreement has been executed solely in reliance upon her own knowledge, belief and judgment, and not upon any representations by First Financial, or any individual, agent or representative associated with First Financial. Milienu further declares and represents that no promise, inducement or agreement, not herein expressed, has been made to her, and that the terms of the Agreement are contractual and not mere recitals.
12. Return of First Financial Property. Milienu represents and warrants that she has returned to First Financial all documents and property of First Financial, including but not limited to customer information, manuals, reports, files, memoranda, records, door and file keys, passwords and access codes, and any other physical or tangible things that she received, prepared, or helped prepare in connection with First Financial or her employment with the Bank, and Milienu represents and warrants that she has not retained and will not retain any copies, duplicates, reproductions or excerpts thereof.

13. “No-Defense” Provision. The obligations, promises and covenants set forth in this Agreement are essential terms and conditions of this Agreement and shall be construed as independent of any other obligations or agreements between the parties. The existence of any claim or cause of action Milienu may have against FFC, the Bank or any Affiliate, including but not limited to its or their alleged material breach of this Agreement, shall not constitute a defense to the enforcement by First Financial of the covenants and obligations in this Agreement or Section 6 of the Employment Agreement, and shall not relieve Milienu of her obligations thereunder.

14. Construction. This Agreement is the result of negotiations between the parties, and no party shall be deemed to be the drafter of this Agreement; accordingly, this Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Agreement to be prepared. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against either party.

15. Assignment. The rights and obligations of Milienu under this Agreement are not assignable or delegable, and any prohibited assignment or delegation will be null and void. First Financial may, without the consent of Milienu, assign this Agreement to any successor or in connection with any merger, consolidation, share exchange, combination, sale of stock or assets or similar transaction. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of First Financial.

16. Attorneys’ Fees and Costs. The parties shall bear their own costs and attorneys’ fees incurred in connection with the preparation and execution of the Agreement. In the event, FFC and/or the Bank brings a lawsuit relating to a breach of, or the enforcement of, the Agreement, or any of the Released Parties assert the Agreement as a defense to an action brought by or on behalf of Milienu, the Bank, FFC and/or other Released Parties shall be entitled to recover its or their reasonable attorneys’ and paralegal fees, costs and expenses, in the event the Bank, FFC and/or other Released Parties prevail, unless otherwise prohibited under federal or state law. The provision does not apply to any action or claim Milienu may assert under any the ADEA or any other federal or state statute or law that prohibits the recovery of such fees, costs and expenses by the Released Parties. In any such action, Milienu hereby waives all claims or defenses that First Financial has an adequate remedy at law, and Milienu shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists.

17. No Hire. Milienu agrees that she forever waives reinstatement to employment with First Financial and agrees that she shall never make any application to become an agent or employee of First Financial. Milienu agrees that First Financial shall not have any liability to her should she seek employment with First Financial and that such employment may be denied without liability by First Financial for any reason.

18. Disclaimer. Nothing in this Agreement or the Non-Disclosure Agreement is intended to, or shall be construed to, prohibit Milienu from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding brought or conducted by, any federal or state government agency or self-regulatory organization.

    19. Neutral Employment Reference. Upon request by Milienu, First Financial shall present her with a neutral letter of reference, including the dates of her employment and last title held.

20. Assistance. Milienu agrees that she will cooperate with First Financial and make herself reasonably available to First Financial in the event her assistance is needed to locate, understand, or clarify work previously performed by her or other work-related issues relating to her employment and/or to assist with transition of her replacement.

    21. Representations and Warranties. Milienu represents and warrants that: (a) she has returned to First Financial all Confidential Information (defined in the Employment Agreement) that is in her possession or control, including but not limited to any Confidential Information contained on her business, personal or home computer, cellular phone, tablets, personal data assistant or other portable electronic device; (b) she has not retained any login information or passwords to First Financial’s computers, accounts or systems that would permit her to gain access to First Financial’s computer systems and that she will not attempt to gain access to that information; (c) she has not retained any, emails and other information or documents, whether in hard copy or electronic format, including those on her personal desktop and laptop computer(s) containing Confidential Information or belonging to First Financial, and; (d) if she later discovers or becomes aware of any hard or electronic record that should have been returned, she will immediately notify First Financial and follow First Financial’s instructions for returning and/or deleting the records in her possession and will not retain any copies.

    22. Section 409(A). It is intended that the Severance Payment or any payment that may be due under this Agreement will not cause a violation of Section 409(A) of the Internal Revenue Service Code. Thus, notwithstanding anything in this Agreement to the contrary, if any provision in this Agreement or any payment under this Agreement would result in the imposition of an applicable tax under Section 409(A), that Agreement provision or severance payment will be reformed to avoid imposition of the applicable Section 409(A) tax. If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409(A).

    23. Covenant Not to Sue. Subject to the carve-out provision from the release in Section 2, Milienu covenants and agrees to never, directly or indirectly, institute, bring or participate in any lawsuit, complaint, proceeding, grievance, charge or action of any kind at law, in equity, or otherwise, against FFC, the Bank, or the other Released Parties relating to any matters or claims released under Section 2. Milienu expressly agrees that in the event she breaches this provision, she will indemnify and hold harmless FFC, the Bank, and the other Released Parties from and against any and all damages, fees, expenses, causes of action, losses or liabilities (including, but not limited to, attorneys’ fees and expert fees and costs) which they may sustain as a result of that breach; provided, however, that nothing in this Section shall prohibit Milienu from bringing a lawsuit relating to a breach or enforcement of this Agreement.

24. 8-K Filing: The parties agree that First Financial shall file a Form 8-K with the Securities Exchange Commission that includes this Agreement as an attachment.

{SIGNATURE PAGES TO FOLLOW}

I, Karen L. Stinson-Milienu, hereby expressly state that if I decide to execute this Agreement prior to the expiration of the twenty-one (21) day Review Period, it has been done on a knowing and voluntary basis, and has not been induced by the Bank or any of the Released Parties, or their respective attorneys, representatives or agents, through fraud, misrepresentation, a threat to withdraw or alter the offer, or by providing different terms to me for signing the Agreement prior to the expiration of the Review Period.

I hereby affirm that I have read and fully understand the Agreement above before signing below.
IN WITNESS WHEREOF, the parties have executed this Agreement on the dates stated below.

______________________________________ __________________________
Karen L. Stinson-Milienu Date

FIRST FINANCIAL CORPORATION

By: _______________________________ __________________________
Date
Its: _______________________________

FIRST FINANCIAL BANK, N.A.

By: _______________________________ __________________________
Date
Its: _______________________________